                                                Filed pursuant to Rule 424(b)(3)
                                                 Registration No. 333-09523
[LOGO]                         5,000,000 SHARES

                             THE LOEWEN GROUP INC.

                        COMMON SHARES WITHOUT PAR VALUE

                           -------------------------

   This Prospectus relates to 5,000,000 Common shares without par value ("Common Shares") of The Loewen Group Inc. ("Loewen" and, together with its subsidiaries and associated entities, the "Company"), which may be offered and issued from time to time in connection with the acquisition by the Company of funeral home, cemetery and related businesses or properties. The Common Shares may be issued in mergers or consolidations, in exchange for shares of capital stock, partnership interests or other assets representing an interest in other companies or other entities, or in exchange for assets, including assets constituting all or substantially all of the assets and businesses of such entities. The terms of, including the consideration for, such acquisitions generally will be determined by negotiations between the Company's representatives and the owners or controlling persons of the businesses or properties to be acquired. The consideration paid to such owners or controlling persons may include consideration other than, or in addition to, Common Shares. Such acquisitions generally will not involve the payment of underwriting fees or discounts, except that finders' fees may be paid at times. In addition, the Company may provide price guarantees for the Common Shares and may make up any shortfall by issuing additional Common Shares under this Prospectus or in cash. The Company may lease property from, and enter into employment, management or consulting agreements and non-competition agreements with, the former owners and key personnel of the business or properties to be acquired.

   It is anticipated that Common Shares issued in connection with an acquisition will be valued at a price reasonably related to the market value of the Common Shares at or about the time the terms of the acquisition are agreed upon or at about the time of the closing of the transaction.

   The Common Shares offered hereby may, subject to certain conditions, be resold pursuant to this Prospectus by persons who receive such shares in transactions in which they might otherwise be deemed underwriters within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). See "Resales."

   The Common Shares are quoted on the New York Stock Exchange under the symbol "LWN." Application will be made to list the Common Shares offered hereby on the New York Stock Exchange. The last reported sales price of the Common Shares on the New York Stock Exchange on October 15, 1996 was $39.125 per share.

                        -------------------------

   As of the date of this Prospectus, Loewen is the subject of an unsolicited takeover proposal. See "The Company" on page 4 for additional information with respect to the proposal.

NO SECURITIES COMMISSION OR SIMILAR AUTHORITY IN CANADA HAS IN ANY WAY PASSED UPON THE MERITS OF THE SECURITIES OFFERED HEREUNDER AND ANY REPRESENTATION TO THE CONTRARY IS AN OFFENSE. THE SECURITIES OFFERED HEREUNDER HAVE NOT BEEN AND WILL NOT BE QUALIFIED FOR SALE UNDER THE SECURITIES LAWS OF CANADA AND, SUBJECT TO CERTAIN EXCEPTIONS, MAY NOT BE OFFERED OR SOLD IN CANADA.

                           -------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  THE DATE OF THIS PROSPECTUS IS OCTOBER 15, 1996.

                             AVAILABLE INFORMATION

        Loewen has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-4 (together with any amendments, exhibits, annexes and schedules thereto, the "Registration Statement") pursuant to the Securities Act and the rules and regulations thereunder, with respect to the Common Shares offered hereby. This Prospectus does not include all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements made in the Prospectus as to the contents of any contract, agreement or other document referred to in the Registration Statement are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

        Loewen is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by Loewen may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained by mail from the Public Reference section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, reports, proxy statements and other information that Loewen files with the Commission electronically are contained in the Internet Web site maintained by the Commission. The Commission's Web site address is http://www.sec.gov. The Common Shares are traded on the New York Stock Exchange, The Toronto Stock Exchange and The Montreal Exchange. Reports, proxy statements and other information filed by Loewen may be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York, 10005, at the offices of The Toronto Stock Exchange at The Exchange Tower, 2 First Canadian Place, Toronto, Ontario, Canada M5X IJ2 and at the offices of The Montreal Exchange at 800 Victoria Square, Montreal, Quebec, Canada H4Z 1A9.

     THIS PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS) ARE AVAILABLE UPON REQUEST FROM THE CORPORATE SECRETARY OF THE LOEWEN GROUP INC., 4126 NORLAND AVENUE, BURNABY, BRITISH COLUMBIA, V5G 3S8, CANADA; TELEPHONE (604) 299-9321. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE AT LEAST FIVE BUSINESS DAYS PRIOR TO THE DATE ON WHICH AN INVESTMENT DECISION IS TO BE MADE.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents heretofore filed by Loewen with the Commission (File No. 0-18429 for filings prior to September 27, 1996; File No. 1-12163 for filings on or subsequent to September 27, 1996) are hereby incorporated herein by reference: (a) Loewen's (i) Annual Report on Form 10-K for the year ended December 31, 1995 filed March 28, 1996 (as amended on Form 10-K/A filed June 20,
1996); (ii) Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, (filed May 15, 1996) and June 30, 1996, (filed August 14, 1996); (iii) Current Reports on Form 8-K dated January 3, 1996, January 17, 1996, January 24, 1996, January 26, 1996, February 6, 1996, February 12, 1996, February 27, 1996, March 4, 1996, March 13, 1996, March 20, 1996, March 26, 1996 (as amended on Forms 8-
K/A filed June 10, 1996 and July 5, 1996), March 31, 1996, May 1, 1996, May 8,
1996, May 24, 1996, May 31, 1996, June 4, 1996, June 6, 1996, and June 17, 1996,
June 21 1996, June 30, 1996, August 7, 1996, August 26, 1996, August 29, 1996,
September 5, 1996, September 17, 1996, September 20, 1996, September 24, 1996, September 26, 1996, September 30, 1996, October 1, 1996, October 10, 1996 and October 14, 1996;

(iv) Reports by Issuer of Securities Quoted on Nasdaq Interdealer Quotation System on Form 10-C dated February 27, 1996 and March 20, 1996; and (b) the description of the Common Shares contained in a registration statement filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description. All documents filed by Loewen pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


                             FINANCIAL INFORMATION

     All dollar amounts in this Prospectus are in United States dollars ("U.S.$" or "$") unless otherwise indicated. References to "Cdn.$" are to Canadian dollars.

     The Company prepares its consolidated financial statements included in its reports filed pursuant to the Exchange Act in accordance with accounting principles generally accepted in Canada ("Canadian GAAP"). Differences between Canadian GAAP and accounting principles generally accepted in the United States ("U.S. GAAP"), as applicable to the Company, are explained in Note 21 to the Company's 1995 Consolidated Financial Statements, included in the Company's Annual Report on Form 10-K for the year ended December 31, 1995, as amended (the "1995 Consolidated Financial Statements") and in Note 9 to the interim consolidated financial statements included in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996 (the "June 1996 Interim Consolidated Financial Statements"). The selected consolidated financial data with respect to the Company included in this Prospectus are presented on a Canadian GAAP and a U.S. GAAP basis.

     The consolidated financial statements of the Company for the fiscal year ended December 31, 1993, and for prior fiscal years, were published in Canadian dollars. Effective January 1, 1994, the Company adopted the United States dollar as its reporting currency and, accordingly, has published its consolidated financial statements for the fiscal year ended December 31, 1994 and subsequent periods in United States dollars. Financial information relating to periods prior to January 1, 1994 has been translated from Canadian dollars into United States dollars as required by Canadian GAAP at the December 31, 1993 rate of U.S.$1.00 = Cdn.$1.3217.


                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus, as amended and supplemented, and certain documents incorporated by reference herein contain both statements of historical fact and "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Examples of forward-looking statements include: (i) projections of revenue, income, earnings, capital expenditures, dividends, capital structure and other financial items, (ii) statements of the plans and objectives of the Company or its management, (iii) statements of the future economic performance of the Company and (iv) the assumptions underlying statements regarding the Company or its business. Important factors, risks and uncertainties that could cause actual results to differ materially from any forward-looking statements ("Cautionary Statements") are disclosed in certain documents incorporated by reference herein and may be included in this Prospectus, as amended and supplemented. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements.

                                  THE COMPANY

     The Loewen Group Inc. operates the second-largest number of funeral homes and cemeteries in North America and the largest number of funeral homes in Canada. The Company also engages in the pre-need selling of funeral services through its operating locations and the pre-need selling of cemetery and cremation services through certain of its operating locations. As at June 30, 1996, the Company operated 898 funeral homes and 237 cemeteries throughout North America. Over 90% of the Company's revenues are derived from United States operations. Loewen Group International, Inc., a Delaware corporation and a wholly-owned subsidiary of Loewen, serves as a holding company for such United States operations.

     The funeral service industry historically has been characterized by low business risk compared with most other businesses and has not been significantly affected by economic or market cycles. Future demographic trends are expected
to contribute to the continued stability of the funeral service industry.    In
addition, the funeral service industry in North America is highly fragmented, consisting primarily of small, stable, family-owned funeral homes. The Company capitalizes on these attractive industry fundamentals through a growth strategy that emphasizes three principal components: (i) acquiring a significant number of small, family-owned funeral homes and cemeteries; (ii) acquiring "strategic" operations consisting predominantly of large, multi-location urban properties that generally serve as platforms for acquiring small, family-owned businesses in surrounding regions; and (iii) improving the revenue and profitability of newly-acquired and established locations. In 1995, the Company acquired 177 funeral homes and 64 cemeteries for total consideration of approximately $488 million. From January 1 through September 20, 1996, the Company acquired 118 funeral homes and 92 cemeteries for total consideration of approximately $427 million.

     On September 17, 1996, Service Corporation International ("SCI") delivered to Loewen an unsolicited takeover proposal which valued the Common Share at $43 pre share. On September 24, 1996 the Loewen Board of Directors unanimously rejected the proposal. On October 2, 1996, SCI announced that it intends to make a tax-free share exchange offer (the "Proposed Offer") to the shareholders of Loewen. SCI's announcement states that SCI will offer holders of Loewen's Common shares $45 worth of common stock of New Service Corporation, a newly organized holding company ("New SCI") and that SCI will offer holders of Loewen's Series C preferred shares $29.51 worth of New SCI common stock. All Loewen shareholders would also be entitled to elect to receive, in lieu of New SCI common stock, shares of a Canadian subsidiary of New SCI that would be exchangeable for, and are intended to be equivalent to, shares of New SCI common stock. On October 10, 1996, the Loewen Board of Directors unanimously determined that the Proposed Offer is inadequate. The Loewen Board of Directors has recommended that the Loewen shareholders not tender their shares, if and when the Proposed Offer is commenced.

        Loewen was incorporated in 1985 under the laws of British Columbia, Canada. Loewen's principal executive offices are located at 4126 Norland Avenue, Burnaby, British Columbia, Canada, V5G 3S8; telephone (604) 299-9321.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
       (in thousands of U.S.$, except per share data and operating data)

     Set forth below are certain selected consolidated financial and other data of the Company for the periods indicated. This information should be read in conjunction with the Company's 1995 Consolidated Financial Statements and other information included or incorporated by reference herein. The selected consolidated financial data for each of the years in the five year period ended December 31, 1995 are derived from the Company's audited consolidated financial statements and notes thereto, which have been prepared in accordance with Canadian GAAP. The selected consolidated financial data for the six months ended June 30, 1996 and 1995 are derived from the unaudited interim consolidated financial statements of the Company, which in management's opinion include all adjustments, consisting only of normal, recurring adjustments, necessary for a fair presentation of the financial results for the interim periods. Interim results are not necessarily indicative of the results that may be expected for any other interim period or for a full year.

     The financial results for the year ended December 31, 1995 include provisions for the costs of settlements of two significant legal proceedings, litigation-related finance costs and certain additional legal and general and administrative costs.

CANADIAN GAAP                    FOR THE SIX MONTHS ENDED
                                       JUNE 30,                              FOR THE YEAR ENDED DECEMBER 31,
                              --------------------------  ----------------------------------------------------------------
                                 1996           1995(1)       1995           1994 (1)      1993 (1)     1992 (1)    1991 (1)
                              -----------    -----------   ---------     -----------   -----------   ---------  ----------
INCOME STATEMENT DATA:
Revenue....................  $  416,240       $268,308    $  599,939     $  417,328      $303,011     $218,907   $162,605
Gross margin...............     154,097        106,428       226,808        158,854       115,118       83,708     63,087
Earnings from operations...      95,536         66,305       119,053         95,113        65,697       50,563     39,053
Net earnings (loss)........      36,712         26,397       (76,684)        38,494        28,182       19,766     14,425
Basic earnings (loss) per
 share (2).................        0.60           0.62         (1.69)          0.97          0.77         0.59       0.46
Fully diluted earnings
 (loss) per share (2) (3)..        0.60           0.62         (1.69)          0.97          0.76         0.58       0.46

OTHER FINANCIAL DATA:
Depreciation and             $   24,702     $   17,486    $   40,103     $   28,990      $ 21,196     $ 16,059   $ 11,053
 amortization..............
Aggregate dividends
 declared per share........       0.120          0.050         0.050          0.070         0.045        0.030      0.015


                                  AS AT JUNE 30,                                  AS AT DECEMBER 31,
                              --------------------------    ----------------------------------------------------------------
                                 1996           1995(1)        1995       1994 (1)     1993 (1)     1992 (1)      1991 (1)
                              -----------    -----------    ---------    ---------   -----------   ----------   ------------
BALANCE SHEET DATA:
Total assets...............  $2,919,639     $1,647,344      $2,262,980   $1,326,275    $913,661     $675,111      $518,492
Total long-term debt (4)...   1,095,375        533,209         934,509      516,654     341,977      246,715       193,853
Preferred securities of          75,000         75,000          75,000       75,000          --           --            --
 subsidiary................
Shareholders' equity.......   1,025,968        630,944         614,682      411,139     325,890      236,317       172,394

OPERATING DATA:
Number of funeral home
 locations (5).............         898            719             815          641         533          451           365

Number of funeral services.      69,949         54,488         114,319       93,760      78,847       63,516        52,212
Number of cemeteries (5)...         237            155             179          116          70           38            23

--------------------
(1) Certain of the comparative figures have been reclassified to conform to the presentation adopted in 1995.
(2) Earnings (loss) per share reflect the two-for-one subdivision of Common Shares in June 1991.
(3) Fully diluted earnings (loss) per share figures assume exercise, if dilutive, of employee and other stock options effective on their dates of issue and that the funds derived therefrom were invested at annual after-tax rates of return ranging from 5.85% to 9.10%, in accordance with Canadian GAAP.
(4)  Total long-term debt comprises long-term debt, including current portion.
(5) The numbers of locations for 1994 and 1993 include adjustments and consolidations related to prior periods.

     Had the Company's Consolidated Financial Statements been prepared in accordance with U.S. GAAP (see Note 21 to the Company's 1995 Consolidated Financial Statements and Note 9 to the June 1996 Interim Consolidated Financial Statements), selected consolidated financial data would be as follows:

U.S. GAAP                     FOR THE SIX MONTHS ENDED
                                     JUNE 30,                                 FOR THE YEAR ENDED DECEMBER 31,
                              -------------------------   ---------------------------------------------------------------------
                                 1996          1995 (1)        1995        1994 (1)       1993 (1)      1992 (1)      1991 (1)
                              -----------   -----------   ------------   -----------    ----------    ----------    -----------
INCOME STATEMENT DATA:
Revenue......................  $  416,240   $  268,308     $  599,939     $  417,479     $308,402      $239,452      $185,993
Earnings from operations.....      92,815       65,505        117,376         94,758       66,711        54,838        43,692
Earnings (loss) before
 cumulative effect of change
 in accounting principles....     136,973       26,644        (75,800)        39,652       28,912        21,330        15,893


Fully diluted earnings
 (loss) per
 share before cumulative             0.60         0.61          (1.67)          0.98         0.77          0.62          0.50
 effect of change in
 accounting principles (2)...


OTHER FINANCIAL DATA:
Aggregate dividends declared
 per share...................       0.120        0.050          0.050          0.070        0.047         0.033         0.017


                                   AS AT JUNE 30,                                  AS AT DECEMBER 31,
                              ------------------------    ---------------------------------------------------------------------
                                 1996          1995            1995        1994 (1)       1993 (1)      1992 (1)      1991 (1)
                              -----------   ----------    ------------   -----------    ----------    ----------    -----------

BALANCE SHEET DATA:
Total assets.................  $3,065,744   $1,714,420     $2,345,874     $1,329,928     $ 921,342     $ 702,096     $ 592,666
Total long-term debt (3).....   1,095,375      533,209        894,509        516,654       341,977       256,577       221,736
Preferred securities of            75,000       75,000         75,000         75,000            --            --            --
 subsidiary..................
Shareholders' equity.........   1,000,984      607,276        519,006        385,950       299,059       245,472       196,071

------------------
(1) Certain of the comparative figures have been reclassified to conform to the presentation adopted in 1995.
(2) Earnings (loss) per share reflect the two-for-one subdivision of Common Shares in June 1991.
(3)  Total long-term debt comprises long-term debt, including current portion.

                                USE OF PROCEEDS

     This Prospectus relates to Common Shares that may be offered and issued from time to time in connection with the acquisition by the Company of funeral home, cemetery and related businesses or properties. Other than the businesses or properties acquired, there will be no proceeds to Loewen from these offerings. If this Prospectus is used by a Selling Shareholder (as defined) in a public reoffering or resale of Common Shares acquired pursuant to this Prospectus, the Company will not receive any proceeds from such reoffering or resale by the Selling Shareholder.

                             PLAN OF DISTRIBUTION

     Common Shares issued hereunder may be issued in mergers or consolidations, in exchange for shares of capital stock, partnership interests or other assets representing an interest in other companies or other entities, or in exchange for assets, including assets constituting all or substantially all of the assets and businesses of such companies or entities. The terms of, including the consideration for, such acquisitions generally will be determined by negotiations between the Company's representatives and the owners or controlling persons of the businesses or properties to be acquired. The consideration paid to such owners or controlling persons may include consideration other than, or in addition to, Common Shares. Such acquisitions generally will not involve the payment of underwriting fees or discounts, except that finders' fees may be paid at times. In addition, the Company may provide price guarantees for the Common Shares and may make up any shortfall by issuing additional Common Shares under this Prospectus or in cash. The Company may lease property from, and enter into employment, management or consulting agreements and non-competition agreements with, the former owners and key personnel of the businesses or properties to be acquired.

     It is anticipated that Common Shares issued in connection with any such acquisition will be valued at a price reasonably related to the market value of the Common Shares at or about the time the terms of the acquisition are agreed upon, or at or about the time of the closing of the transaction. Other than the businesses or properties acquired, there will be no proceeds to the Company from the issuance of Common Shares offered hereby.

                                    RESALES

     The Common Shares issued hereunder will be freely transferable under the Securities Act, except for securities issued to any person deemed to be an "affiliate" of an acquired business or property for purposes of Rule 145 under the Securities Act. Certain affiliates ("Selling Shareholders") may be permitted in writing by Loewen to use this Prospectus to offer and sell Common Shares pursuant to the Registration Statement of which this Prospectus is a part.

     Selling Shareholders may offer and sell Common Shares from time to time in ordinary brokerage transactions on the New York Stock Exchange or any other principal securities exchange on which the Common Shares are then trading at the prices prevailing at the time of such sales, and from time to time the Selling Shareholders may engage in short sales, or short sales against the box, of the Common Shares; provided, however, that Selling Shareholders will not be authorized to use this Prospectus for any offer or sale of Common Shares without first providing prior notice to and obtaining the consent of Loewen. Brokers executing orders are expected to charge normal commissions. Any such broker may be deemed to be an underwriter within the meaning of the Securities Act, and any commissions earned by such broker may be deemed to be underwriting discounts and commissions under such Act. The Company will pay all expenses of registration and of preparing and reproducing this Prospectus, but will not receive any part of the proceeds of the sale of any Common Shares by Selling Shareholders. Selling Shareholders will pay all brokerage commissions and other expenses. In connection with the sales, Selling Shareholders and any brokers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act. Any profits realized on sales by such persons may be regarded as underwriting compensation. A supplement or amendment to this Prospectus, if required, will be filed with the Commission under the Securities Act that discloses certain information relating to the resale.

                                    EXPERTS

     The consolidated financial statements of the Company incorporated by reference in this Prospectus have been audited by KPMG, Chartered Accountants, for the periods indicated in its report thereon, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance on such report given on the authority of KPMG as experts in accounting and auditing.


                                 LEGAL MATTERS

     Russell & DuMoulin, Canadian counsel to Loewen, have passed upon (i) the validity of the Common Shares and (ii) statements as to the enforceability of certain United States securities laws under the caption "Enforceability of Certain Civil Liabilities."


                  ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

     Loewen is a corporation organized under and governed by the laws of the Province of British Columbia, Canada. Certain of its directors, controlling persons and officers are residents of Canada, and all or a portion of the assets of such persons and of Loewen are located outside the United States. As a result, it may be difficult or impossible for United States holders of Common Shares seeking to enforce Loewen's obligations under such securities to effect service within the United States upon Loewen (although it may be possible to effect service upon the direct or indirect United States subsidiaries of Loewen) and those directors or officers who are not residents of the United States, or to realize in the United States upon judgments of courts of the United States predicated upon the civil liability of such persons under the Securities Act or the Exchange Act, to the extent such judgments exceed such person's United States assets. Loewen has been advised by Russell & DuMoulin, its Canadian counsel, that there is doubt as to the enforceability in Canada against any of these persons, in original actions or in actions for enforcement of judgments of United States courts, of liabilities predicated solely on the Securities Act or the Exchange Act.

===============================================================================
        No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer and sale of securities made hereby, and if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer of any securities other than those to which it relates or an offer or a solicitation in any jurisdiction to any person to whom it is not lawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus, nor any distribution of securities made hereunder shall, under any circumstances, create any implication that there has not been a change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof.
                             --------------------

                               TABLE OF CONTENTS

        Available Information......................................   2
        Incorporation of Certain Documents by Reference............   2
        Financial Information......................................   3
        Disclosure Regarding Forward-Looking Statements ...........   3
        The Company................................................   4
        Selected Consolidated Financial and Other Data.............   5
        Use of Proceeds............................................   7
        Plan of Distribution.......................................   7
        Resales....................................................   7
        Experts....................................................   8
        Legal Matters..............................................   8
        Enforceability of Certain Civil Liabilities................   8

===============================================================================


===============================================================================


                               5,000,000 SHARES


                             THE LOEWEN GROUP INC.


                                COMMON SHARES



                                    [LOGO]



                             ---------------------
                                  PROSPECTUS
                             ---------------------



                               October 15, 1996


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